Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund. The tax character of distributions paid during the years ended February 28, 2010 and February 28, 2009 was as follows:



                                        Year Ended                   Year Ended
                                 February 28, 2010            February 28, 2009
                                -----------------------------------------------
Distributions paid from:
Ordinary income                          $ 101,972                    $ 129,549
Long-term capital gain --                                               161,022
                                -----------------------------------------------
Total                                     $101,972                     $290,571